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                                                                Exhibit 10.2

                            CONSULTING AGREEMENT

     This CONSULTING AGREEMENT,(the "Agreement"), is made by and between MUELLER INDUSTRIES, INC., a Delaware corporation having its principal address at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125 (the "Company"), and WILLIAM D. O'HAGAN, an individual residing at 8648 Southwind Drive, Memphis, TN 38125 (the "Executive").

                            W I T N E S S E T H:

     WHEREAS, the Executive is currently employed with the Company pursuant to an Amended and Restated Employment Agreement, effective as of September 17, 1997, amended as of May 12, 2000 (the "Employment Agreement"), and the Company desires to retain the Executive to provide certain consulting services to the Company following termination of his employment;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Executive and the Company hereby agree as follows:

     1.     Effective Date.

     This Agreement shall become effective (the "Effective Date") upon the earliest of (i) termination of Executive's employment by the Company without Cause (as defined in the Employment Agreement), (ii) termination of Executive's employment upon a Change in Control (as provided in Section 4 of the Employment Agreement), or (iii) resignation by the Executive for Good Reason (as defined in the Employment Agreement), and provided that the Executive's employment has not been terminated by the Company for Cause or on account of Executive's death or permanent disability.

     2.     Appointment as Independent Consultant.

     On the Effective Date, Executive shall be appointed as an independent consultant and advisor to the Company. As an independent consultant and advisor to the Company, the Executive shall be available upon reasonable notice given by the Company to consult with and advise the Company on matters within his expertise and for which he had responsibility for during his employment with the Company, provided that the Executive shall not be required to devote more than 20 hours per month to such consulting services during the first four (4) years of the Consulting Period (as defined below) and not more than 10 hours per month to such consulting services during the last two years of the Consulting Period. Executive shall not be required to render consulting services from any particular location and shall not be required to travel or be present at the Company's principal offices.

     3.     Consulting Period.

     The Executive shall be available to provide the consulting and advisory services set forth in Section 1 above for a period commencing on the Effective Date and ending on the sixth anniversary of the Effective Date (the "Consulting Period").




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     4.     Consulting Fee and Benefits.

     a. As compensation for the Executive's consulting and advisory services during the Consulting Period, the Company shall pay the Executive as follows:

          (i) for each of the first four (4) years of the Consulting Period, an annual consulting fee equal to two-thirds of the Executive's Final Base Compensation, which shall be defined as the lesser of (i) the Executive's highest annual cash compensation (consisting of base salary and annual bonus) during the last three years of his employment with the Company or (ii) $2 million;

          (ii) for each of the final two (2) years of the Consulting Period, an annual consulting fee equal to one-third of the Final Base Compensation; and

          (iii) such consulting fee shall be paid in equal installments in accordance with the normal payroll practices of the Company, but not less frequently than monthly.

     b. The Executive shall be entitled to reimbursement for reasonable business and travel expenses incurred in the performance of his duties in accordance with the Company's normal reimbursement practices.

     c. During the Consulting Period, the Company shall provide the same health, major medical, hospitalization and dental insurance coverage to the Executive as is generally made available to the other executive officers of the Company from time to time and on the same terms as made available to such executive officers, including any Company-paid premiums. Alternatively, in the event that such coverage is not permissible under the Company's insurance policies, the Company shall pay to the Executive on a monthly basis a cash amount equal to the amount necessary for Executive to obtain private insurance coverage having substantially equivalent terms.

     d. During the Consulting Period, the Company shall continue to provide the Executive with his current office space in Memphis, Tennessee (or such other comparable office space anywhere in the United States designated by and acceptable to the Executive) and a full-time secretary of his choosing. The Executive shall continue to have access to the Company's private airplane on the same basis available to him while he was employed by the Company, provided Executive reimburses the Company for any personal use of such airplane at the valuation rate set forth in Treasury Regulation 1.61-21(g).

     5.     Termination of the Consulting Relationship.

     a. The Executive may terminate his consulting and advisory relationship with the Company hereunder, with or without Good Reason, upon thirty (30) days' advance written notice to the Company. The Company may terminate the Executive's consulting and advisory relationship with the Company hereunder, with or without Cause, upon thirty (30) days' advance written notice to the Executive.




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     b.     The Company shall have Cause to terminate the Executive's
consulting and advisory relationship with the Company hereunder upon (i) the Executive's willful and continued failure to substantially perform his obligations hereunder, (ii) the engaging by the Executive in willful misconduct which is demonstrably and materially injurious to the Company, or
(iii) the Executive's conviction of a felony for a crime of moral turpitude. For purposes of this Section 5.b., no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive's consulting and advisory relationship may not be terminated for Cause in the case of actions or omissions described in clauses (i) or (ii) of this Section 5.b. unless the Company shall have given the Executive an opportunity to cure any such actions or omissions during the 30-day period after the Executive's receipt of written notice.

     c. The Executive shall have Good Reason to terminate his consulting and advisory relationship with the Company hereunder upon any breach of this Agreement by the Company, other than an immaterial, isolated and inadvertent breach which did not occur in bad faith and is cured by the Company within 10 days of notice thereof from the Executive.

     d. Upon the Company's termination of Executive's consulting and advisory relationship by the Company hereunder for Cause or by the Executive without Good Reason, neither the Executive nor the Company shall have any further obligations hereunder.

     e. If the Company terminates the Executive's consulting and advisory relationship hereunder without Cause, or if the Executive terminates such relationship for Good Reason, the Company shall immediately pay to the Executive, in a single lump sum, the Lump Sum Severance Amount (as defined below). The Lump Sum Severance Amount shall be equal to an amount that would result in the Full Severance Amount (as defined below) at the end of the Remaining Term (as defined below), assuming such Lump Sum Severance Amount received a rate-of-return over the course of the Remaining Term equal to the Federal Funds Rate, as set by the Federal Open Market Committee of the Federal Reserve Board, effective on the date of such termination. The Full Severance Amount shall be an amount equal to the balance of all amounts which would have been payable to the Executive (determined under Section 4(a)) for the remaining term of the Consulting Period had such relationship not been so terminated (the "Remaining Term"). In addition, the Company shall provide the benefits described under Section 4(c) for the Remaining Term.

     6.     Noncompetition.

     During the Consulting Period, the Executive shall not, without the Company's consent, directly or indirectly engage in any Competitive Activity (as defined below). "Competitive Activity" shall mean the participation in or becoming an employee, director, officer, consultant, independent contractor or advisor of or to, or otherwise providing services to any business, partnership, firm, association, corporation or other entity which conducts business that is the same as or substantially similar to and is or





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would be competitive with the business of the Company at the time.  Nothing herein, however, shall prohibit Executive from acquiring or holding any issue of stock or securities of any business, individual, partnership, firm, or corporation (collectively "Entity") which has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at any one time he and members of his immediate family do not own more than five percent of the voting securities of any such Entity.

     7.     Notices.

     Any notice or other communication hereunder shall be made in writing by hand-delivery or telecopier (and, if by telecopier, followed by a copy either delivered by hand within three days thereafter or sent by registered first-class mail on the next business day) and shall be deemed to have been delivered and received when delivered by hand, if personally delivered, or when transmission is confirmed, if telecopied, as follows: (a) if to the Executive at the address shown at the beginning of this Agreement and at the following telecopier number: (561) 748-0797 or to such other person(s) or address(es) or telecopier number(s) as the Executive shall have furnished to the Company in writing, and (b) if to the Company at the address shown at the beginning of this Agreement and at the following telecopier number: (901) 753-3251, attention of the Board of Directors, with copies to the Company at the same address, Attention: General Counsel, and to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention:
Robert B. Hodes, Esq., telecopier number (212) 728-8111, or to such other person(s) or address(es) or telecopier number(s) as such persons or the Company shall have furnished to the Executive in writing.

     8.     Certain Additional Payments by the Employer.

     a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, waiver of Company rights, acceleration of vesting of any stock options or restricted stock, or any other payment or benefit in the nature of compensation to or for the benefit of the Executive, alone or in combination (whether such payment, distribution, waiver, acceleration or other benefit is made pursuant to the terms of this Agreement or any other agreement, plan or arrangement providing payments or benefits in the nature of compensation to or for the benefit of the Executive, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes with respect to the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.




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     b.     Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized accounting firm then auditing the accounts of the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is unwilling or unable to perform its obligations pursuant to this Section 8, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to hereunder as the Accounting Firm). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The parties hereto acknowledge that, as a result of the potential uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company will not have made Gross-Up Payments which should have been made consistent with the calculations required to be made hereunder (an "Underpayment"). In the event that the Employer exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     c. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;


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provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.
Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     9.     Assignability.

     This Agreement shall not be assignable by the Company but shall be binding upon and inure to the benefit of any successors to all or substantially all of the business or assets of the Company. The Company shall require any such successor to expressly assume in writing all obligations of the Company hereunder. This Agreement shall not be assignable by the Executive, but it shall inure to the benefit of, the Executive's heirs, executors, administrators and legal representatives.



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     10.    Entire Agreement.

     This Agreement represents the entire agreement with respect to the subject matter described herein, provided that nothing in this Agreement shall adversely affect the rights of the parties under the Employment Agreement.

     11.    Waivers, Amendments and Further Agreements.

     Neither this Agreement nor any term or condition hereof, including without limitation the terms and conditions of this Section 11, may be waived, modified or amended in whole or in part as against the Company or the Executive except by written instrument executed by each of the parties expressly stating that it is intended to operate as a waiver, modification or amendment of this Agreement or the applicable term or condition hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

     12.    Severability.

     In case one or more of the provisions contained in this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     13.    Governing Law.

     This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Tennessee, without regard to the principles of conflicts of law thereof.

     14.    Arbitration; Legal Fees.

     Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration by a single arbitrator in accordance with the rules then in effect of the American Arbitration Association in an arbitration in Memphis, Tennessee. Judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction. To the extent that the Executive prosecutes or defends, whether by arbitration or through a judicial proceeding, a dispute, controversy or claim relating to this Agreement which results in a judgment, award or settlement in the Executive's favor in any material respect, the Company shall reimburse the Executive for all reasonable fees and costs (including legal fees) incurred by the Executive in such successful prosecution or defense.

     15.    Headings.

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.




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     16.    Counterparts.

     This Agreement may be executed in counterparts each of which shall be deemed an original but which together shall constitute one and the same instrument

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date indicated below.

                                       MUELLER INDUSTRIES, INC.

                                       By:/s/Harvey L. Karp
                                       Name: Harvey Karp
                                       Title: Chairman of the Board
                                       Date: June 21, 2004

                                       /s/William D. O'Hagan
                                       William D. O'Hagan
                                       Date: June 21, 2004






































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